Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Steven J. Quinlan, Vice President and CFO

517/372-9200

Neogen reports record revenues and earnings

LANSING, Mich., July 21, 2015 — Neogen Corporation (NASDAQ: NEOG) announced today that net income for the fourth quarter of its 2015 fiscal year, which ended May 31, increased 25% to $9,384,000, or $0.25 per fully diluted share, from $7,537,000, $0.20 per share, in fiscal 2014.

Neogen’s fourth quarter revenues were $78,611,000, a 17% increase over revenues from 2014’s final quarter. Neogen’s revenues for its 2015 fiscal year increased 14% to $283,074,000, up from $247,405,000 in the company’s previous fiscal year. On an organic basis, growth for the company was 14% for the quarter, and 8% for the full year. Net income for the 2015 fiscal year increased 19% from the previous year to $33,526,000, or $0.90 per share, compared to the prior year’s $0.76 per share. Revenues and net income for the fourth quarter, and the 2015 fiscal year, established new all-time highs for the 33-year-old company.

“We are pleased to report a strong finish to our 2015 fiscal year, and increased momentum as we begin our new fiscal year. In our fourth quarter, we exceeded our goal of producing double-digit organic growth for both our Food and Animal Safety segments,” said James Herbert, Neogen’s chief executive officer and chairman. “Neogen is uniquely positioned to grow and prosper by helping the world’s food producers and processors meet ever-increasing challenges — whether inside the farm gate, or anywhere along the processing and distribution chain.”

The fourth quarter was the 93rd of the past 98 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last 10 years.

“Neogen’s increasing momentum has been the result of creating and expanding opportunities in our diverse global markets through the introduction of new products and services, and improving our operational capabilities,” said Richard Calk, Neogen’s president and chief operating officer. “For example, with the recent development of our improved ATP hygiene monitor, AccuPoint® Advanced, we significantly upgraded our manufacturing technology and now also have a better product.”

Neogen’s gross margin was 49.4% in its 2015 fiscal year, compared to 49.6% for fiscal 2014. Operating expenses grew by 9% in 2015, less than revenue growth of 14%. Operating income as a percentage of revenues was 18.8% in the current year, as compared to 17.5% in the company’s 2014 fiscal year.

“We were adversely impacted by currency fluctuations in the fiscal year, particularly the second half of the year, as the strength of the U.S. dollar resulted in comparatively lower values for the euro, the British pound, the Brazilian real, and the Mexican peso,” said Steve Quinlan, Neogen’s chief financial officer. “These currency fluctuations negatively impacted both our top and bottom lines in the 2015 fiscal year, making our financial results even more impressive. Neogen experienced a strong year of cash generation, and our inventory control efforts showed progress, as we held inventory levels essentially flat for the year as our revenues increased 14%.”

Revenues for the company’s Food Safety segment increased 13% during the fiscal year compared to the prior year. Sales of Neogen’s general microbiology products increased 40% in fiscal 2015 compared to the prior year, aided in large part by the Oct. 1, 2014 acquisition of BioLumix®. The company believes there is a strong synergistic relationship between the BioLumix and Soleris® test systems, as both systems allow for the accurate detection of spoilage organisms in much less time than traditional microbiology methods. Overall organic growth for the Food Safety segment was 10% for the year.

Sales of Neogen’s rapid tests for food allergens, such as gluten and peanuts, continued their strong performance in the fiscal year, growing approximately 18% compared to the prior year. The growth was aided by increasing global regulatory efforts and consumer demand to ensure products represented as being free of food allergens are correctly labeled. The increase was also due to Neogen’s effective response to the discovery of large-scale contamination of cumin, and other spice blends, with peanut and other known food allergens.

Neogen’s Animal Safety segment reported a revenue increase of 16% in its 2015 fiscal year when compared to 2014. The segment’s comparative increase was aided in part by three acquisitions made in the company’s 2014 fiscal year. Sales of the company’s rodenticides increased more than 20% in the current year compared to the prior year, as Neogen responded to a rodent outbreak in orchard crops throughout the northwest United States, and its products continue to make gains in the important global agricultural rodenticide market.

The Animal Safety segment also recorded a 29% increase in sales of its proprietary D3® detectable veterinary needles compared to the 2014 fiscal year, and a 40% increase in sales of its drug residue tests for the forensic market. Sales of Neogen’s small animal supplements increased 23% in the current year when compared to the prior year, as the company responded to a market need for supplements used for thyroid hormone replacement therapy in dogs.

Revenues from the company’s worldwide veterinary genomic products and services increased approximately 27% in fiscal year 2015 compared to fiscal 2014. This increase resulted from growing acceptance of its proprietary genomic products, especially in Europe, new poultry business, and by the increased operational capacity gained from the move into larger and upgraded facilities early in the company’s 2015 fiscal year.

Revenues from Neogen’s Scotland-based subsidiary increased 11% for the 2015 fiscal year in local currencies, and 9% after converting to U.S. dollars, recording higher sales of mycotoxin test kits, genomics services, and several other key product lines. Neogen Latinoamerica’s sales increased 151%, mainly due to the transfer of Animal Safety customers in Central America, while Neogen do Brasil’s revenues decreased 3%, primarily due to currency translations. Following its Dec. 8, 2014, acquisition of its China-based distributor, Anapure, Neogen recorded a significant increase in sales into China, albeit from a small base. Anapure had been a distributor of Neogen’s food safety products for more than 10 years, and had also offered Neogen’s veterinary genomic services in recent years.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended May 31		Year ended May 31
	2015	2014	2015	2014
Revenue
Food Safety	$35,595	$29,872	$131,479	$116,290
Animal Safety	43,016	37,390	151,595	131,115

Total revenue	78,611	67,262	283,074	247,405
Cost of sales	40,913	35,224	143,389	124,807

Gross margin	37,698	32,038	139,685	122,598
Operating expenses
Sales & marketing	14,140	12,903	51,757	46,432
Administrative	6,604	6,314	25,233	24,449
Research & development	2,332	1,830	9,577	8,326

Total operating expenses	23,076	21,047	86,567	79,207

Operating income	14,622	10,991	53,118	43,391
Other income (expense)	(314)	163	(1,042)	(360)

Income before tax	14,308	11,154	52,076	43,031
Income tax	4,875	3,600	18,500	15,000

Net income	$9,433	$7,554	$33,576	$28,031
Net loss (income) attributable to non-controlling interest	$(49)	$(17)	$(50)	$127

Net income attributable to Neogen Corp	$9,384	$7,537	$33,526	$28,158
Net income attributable to Neogen Corp per diluted share	$0.25	$0.20	$0.90	$0.76
Other information:
Shares to calculate per share	37,648	37,326	37,444	37,267
Depreciation & amortization	$2,797	$2,539	$10,649	$9,180
Interest income	70	27	228	115
Gross margin (% of sales)	48.0%	47.6%	49.4%	49.6%
Operating income (% of sales)	18.6%	16.3%	18.8%	17.5%
Revenue increase vs. FY 2014	16.9%		14.4%
Net income vs. FY 2014	24.5%		19.1%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED

BALANCE SHEET DATA

(In thousands)

	May 31 2015	May 31 2014
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$114,164	$76,496
Accounts receivable	59,208	51,901
Inventory	51,601	51,178
Other current assets	6,222	9,171

Total current assets	231,195	188,746
Property & equipment, net	44,473	41,949
Goodwill & other assets	116,513	114,606

Total assets	$392,181	$345,301
Liabilities & Equity
Current liabilities	$25,456	$24,967
Other long-term liabilities	15,762	14,034
Equity: Shares outstanding 37,128 in 2015 & 36,732 in 2014	350,963	306,300

Total liabilities & equity	$392,181	$345,301

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